Exhibit 99.1

[LETTERHEAD OF PEREGRINE SYSTEMS]

Peregrine	News Release

Peregrine Systems® Announces New CEO, Management Changes, and Operational Changes in its Remedy® Product Line
Media Relations Contact: MeeLin Nakata Peregrine System, Inc. (858) 720-5609 meelin.nakata@peregrine.com

SAN DIEGO, June 3, 2002—Peregrine Systems, Inc. (NASDAQ: PRGN) announced today that it has hired Gary G. Greenfield as its CEO to fill the position held on an interim basis by Acting CEO Richard T. Nelson.

Mr. Greenfield previously served as president and CEO of MERANT, a publicly traded e-business development solutions company, and as advisor to private venture capital firms JMI Equity Fund and Lazard Technology Partners. He has held a variety of executive management positions in high technology companies during the course of his career. Mr. Greenfield holds an MBA from Harvard Business School and is a proven senior executive with multidiscipline experience in high technology companies.

Peregrine expressed its gratitude to Mr. Nelson for his dedicated service during the past several weeks and said that he will assume the position of the company's COO.

Peregrine also announced it intends to operate its Remedy product family as an independent unit. Larry Garlick will manage this independent unit and report to Peregrine's board of directors. Mr. Garlick was the cofounder, chairman and CEO of Remedy Corp., which was acquired by Peregrine in August 2001. Since then, he has served as a member of the company's board of directors. More details on the operation of the independent unit will be made available in the near future.

In addition, Peregrine also announced that Rod Dammeyer has resigned from the board of directors for personal reasons. Mr. Dammeyer was the chairman of the company's audit committee of the board and a member of the board's executive committee. Mr. Dammeyer has been a valuable resource to the company in connection with its internal investigation of accounting issues raised by the company's auditors. The company is actively evaluating candidates to replace Mr. Dammeyer as a member of the audit committee and the executive committee of the board of directors and expects to fill the vacancy quickly.

Peregrine also said it accepted with regret the resignation of Peregrine's senior vice president and general counsel, Eric P. Deller. At the company's request, Mr. Deller has agreed to remain with Peregrine through the completion of its internal investigation and to assist with the transition of his legal responsibilities.

Kathy Vizas was named to serve as the company's acting general counsel. Ms. Vizas has previously served as associate general counsel for both Raychem and Levi Strauss. She was formerly a partner in the firm of Arter and Hadden in Cleveland, Ohio. Her responsibilities will include conducting a search for a new general counsel for Peregrine following the completion of the internal investigation.

 About Peregrine
Founded in 1981, Peregrine provides Infrastructure Management solutions, which enable companies to achieve a state of frictionless business. Its solutions reduce costs, improve profitability and release capital, generating a lasting and measurable impact on the productivity of assets and people. Headquartered in San Diego, Calif., Peregrine's software manages the entire lifecycle of an organization's assets, from IT equipment and fleets of vehicles to telecom and facility assets. In addition, its Employee Self Service solutions empower employees with anytime/anywhere access to these enterprise resources, services and knowledge—resulting in improved productivity and asset utilization. Peregrine also provides integration and adapter technology to allow its Infrastructure Management solutions to interoperate with other enterprise applications both inside organizations and between organizations. For more information, visit Peregrine's Web site at www.peregrine.com.

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Peregrine Systems and Remedy are registered trademarks of Peregrine Systems, Inc. All other trademarks are the property of their respective owner